CareView Communications, Inc. 8-K

Exhibit 10.43

SIXTH AMENDMENT TO PROMISSORY NOTE

This Sixth Amendment to Promissory Note (this “Amendment”) is entered into as of November 30, 2021, by and between CareView Communications, Inc., a Nevada corporation (“Maker”) and Rockwell Holdings I, LLC, a Wisconsin limited liability company (“Holder”).

BACKGROUND

A.                Reference is hereby made to that certain Promissory Note dated as of January 31, 2017, made by Maker to the order of Holder in the original principal amount of $1,113,785.84, as amended by that certain Amendment to Promissory Note dated as of February 2, 2018; that certain Second Amendment to Promissory Note dated as of December 31, 2019; that certain Third Amendment to Promissory Note dated as of January 31, 2020; that certain Fourth Amendment to Promissory Note dated as of March 31, 2020; and that certain Fifth Amendment to Promissory Note dated as of December 31, 2020 (the “Promissory Note”). Pursuant to this Amendment, Maker and Holder are further amending the Promissory Note.

B.                 Maker had advised Holder that, effective as of December 28, 2017, Maker had entered into a modification agreement requiring Maker to obtain the agreement of Holder that Maker would not be obligated to make more than 50% of each principal payment in respect of the Promissory Note for a modification period commencing on January 1, 2018.

C.                 Maker had advised Holder that it would need additional time to pay off the Promissory Note balance and make the final balloon payment. Maker and Holder had agreed to extend the term of the Promissory Note by one (1) year and continue the quarterly principal payments through September 30, 2020 with the final balloon payment due on December 31, 2020.

D.                Maker and Holder had agreed on a brief extension of time to make the December 31, 2019 quarterly payment; from December 31, 2019 to January 31, 2020.

E.                 Maker and Holder had agreed on a brief extension of time to make the December 31, 2019 quarterly payment; from January 31, 2020 to February 10, 2020.

F.                  Maker and Holder had agreed on a brief extension of time to make the March 31, 2020 quarterly payment; from March 31, 2020 to April 16, 2020.

G.                Maker had advised Holder that it would need additional time to pay off the Promissory Note balance and make the final balloon payment. Maker and Holder had agreed (i) to extend the term of the Promissory Note by one (1) year and continue the quarterly principal payments through September 30, 2021 with the final balloon payment due on December 31, 2021 and (ii) that the quarterly principal payment that would otherwise be due on December 31, 2020 would not be required to be made until the final balloon payment due date.

H.                Maker has advised Holder that it will need additional time to pay off the Promissory Note balance and make the final balloon payment. Maker and Holder have agreed (i) to extend the term of the Promissory Note by three (3) months with the final balloon payment due on March 31, 2022 and (ii) that the quarterly principal payment that would otherwise be due on December 31, 2021 will not be required to be made until the final balloon payment due date.

I.            For value received, Holder has agreed to amend the term of the Promissory Note and the December 31, 2021 quarterly payment under the Promissory Note as provided below.

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Amendment to Promissory Note. Maker and Holder agree that Section 1 of the Promissory Note is hereby deleted in its entirety and replaced with the following:

“a)	The Maker shall make quarterly principal payments of $100,000 (the “Original Quarterly Payment Amount”), with each payment being made on the last day of each fiscal quarter beginning with the first payment date of March 31, 2017, and continuing on the last business day of each subsequent calendar quarter through December 31, 2021, except for those certain quarterly payments that would otherwise be due on December 31, 2020 and December 31, 2021, which payments will not be required to be made when due (it being understood that such omitted quarterly payments are being deferred to the final payment due date and that such omissions shall not reduce the outstanding principal balance); provided, however, that Maker shall only be required to make quarterly principal payments of $50,000 (the “Modification Quarterly Payment Amount”) for the calendar quarter beginning on January 1, 2018 and for each subsequent calendar quarter as to which Maker provides to Holder a certificate of a duly authorized officer of Maker, on or about the date of such payment, referencing this Section 1(a) and certifying to Holder that, as of the date of such payment, Maker remains subject to a bona fide contractual obligation to make the Modification Quarterly Payment Amount rather than the Original Quarterly Payment Amount in respect of this Note.
b)	The final payment due on March 31, 2022 shall be a balloon payment representing the remaining principal balance plus all accrued and unpaid interest.”

2.             Ratification. The Promissory Note, as amended by this Amendment, is hereby ratified and confirmed in all respects and shall continue in full force and effect in accordance with its terms.

3.             Authority. Maker and Holder hereby represent and warrant that they have the full power and authority to agree to, enter into, execute and deliver and perform under this Amendment.

4.             Miscellaneous.

a.	This Amendment, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Texas.
b.	This Amendment may be executed by electronic transmission and in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single instrument.
c.	Holder shall promptly affix this Amendment to the Promissory Note.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed and delivered as of the date first above written.

HOLDER:

ROCKWELL HOLDINGS I, LLC

By: /s/ Matthew Bluhm

Name: Matthew Bluhm

Title: Managing Member

MAKER:

CAREVIEW COMMUNICATIONS, INC.

By: /s/ Steven G. Johnson

Name: Steven G. Johnson

Title: CEO

[Sixth Amendment to Promissory Note]